                                                                   EXHIBIT 99.14

                         OPTIKA IMAGING SYSTEMS, INC.
                           STOCK PURCHASE AGREEMENT
                           ------------------------

     I hereby elect to participate in the Employee Stock Purchase Plan (the "ESPP") effective with the Entry Date specified below, and I hereby subscribe to purchase shares of Common Stock of Optika Imaging Systems, Inc. (the "Corporation") in accordance with the provisions of this Agreement and the ESPP. I hereby authorize payroll deductions from each of my paychecks following my entry into the ESPP in the 1% multiple of my earnings (not to exceed a maximum of 10%) specified in my attached Enrollment Form.

     The ESPP will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. Each offering period is divided into a series of successive purchase intervals. The initial purchase interval is to begin in July 1996 and end on January 31, 1997. Subsequent purchase intervals will each be of six (6) months duration and will run from the first business day of February to the last business day of July each year and from the first business day of August each year until the last business of January in the following year. Shares will be purchased on my behalf on the last business day of each purchase interval. If the fair market value per share of Common Stock on any purchase date within an offering period is less than the fair market value per share of Common Stock on the start date of that offering period, then that offering period will terminate after the purchase of shares on such purchase date and a new offering period will begin on the next business day.

     My participation will automatically remain in effect from one offering period to the next in accordance with this Agreement and my payroll deduction authorization, unless I withdraw from the ESPP or change the rate of my payroll deduction or unless my employment status changes. I may reduce the rate of my payroll deductions on one occasion per purchase interval, and I may increase my rate of payroll deduction to become effective at the beginning of any subsequent purchase interval within the offering period.

     My payroll deductions will be accumulated for the purchase of shares of the Corporation's Common Stock on the last business day of each purchase interval within the offering period. The purchase price per share will be 85% of the lower of (i) the fair market value per share of Common Stock on my entry date
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into the offering period or (ii) the fair market value per share on the semi-annual purchase date. I will also be subject to ESPP restrictions (i) limiting the maximum number of shares which I may purchase on any one purchase date to 750 shares and (ii) prohibiting me from purchasing more than $25,000 worth of Common Stock for each calendar year my purchase right remains outstanding.

     I may withdraw from the ESPP at any time prior to the last business day of a purchase interval and elect either to have the Corporation refund all my payroll deductions for that purchase interval or to have those payroll deductions applied to the purchase of shares of the Corporation's Common Stock at the end of such interval. However, I may not rejoin that particular offering period at any later date. Upon the termination of my employment for any reason, including death or disability, or my loss of eligible employee status, my participation in the ESPP will immediately cease and all my payroll deductions for the purchase interval in which my employment terminates or my loss of eligibility occurs will automatically be refunded.

     If I take an unpaid leave of absence, my payroll deductions will immediately cease, and any payroll deductions for the purchase interval in which my leave begins will, at my election, either be refunded or applied to the purchase of shares of Common Stock at the end of that purchase interval. Upon my return to active service, my payroll deductions will automatically resume at the rate in effect when my leave began.

     A stock certificate for the shares purchased on my behalf at the end of each purchase interval will automatically be deposited into a brokerage account which the Corporation will open on my behalf. I will notify the Corporation of any sale or disposition of my ESPP shares, and I will satisfy all applicable income and employment tax withholding requirements at the time of such sale or disposition.

     The Corporation has the right, exercisable in its sole discretion, to amend or terminate the ESPP at any time, with such amendment or termination to become effective immediately following the exercise of outstanding purchase rights at the end of any current purchase interval. Should the Corporation elect to terminate the ESPP, I will have no further rights to purchase shares of Common Stock pursuant to this Agreement.

     I have received a copy of the Question and Answer Summary or Plan Prospectus summarizing the major features of the ESPP. I have read this Agreement and the Summary or Prospectus and hereby agree to be bound by the terms of both this Agreement and the ESPP. The effectiveness of this Agreement is dependent upon my eligibility to participate in the ESPP.


      Date:______________, 199__               _____________________________
                                               Signature of Employee


                                               Printed Name:________________

      Entry Date:__________, 199__